INDEPENDENT CONSULTANT AND SERVICES AGREEMENT

This Independent Consultant and Services Agreement (this “Agreement”) is made and entered into this 4th day of April, 2024 (the “Effective Date”) and is by and between Holly Faurot (“Consultant”), XXXXXXXXXXX, and Paycom Payroll, LLC, a Delaware limited liability company (“Paycom”) located at 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142. Consultant and Paycom are referred to herein collectively as the “Parties” and each individually as a “Party”.

1.
SERVICES.
1.1
Paycom hereby engages Consultant, and Consultant hereby accepts such engagement, as an independent contractor to provide certain services to Paycom on the terms and conditions set forth in this Agreement, and as further described in Statements of Work that may be proposed and approved by the Parties in writing (“SOW”). Any such approved SOW shall be incorporated herein by reference.
1.2
Consultant shall provide to Paycom business and technology consulting services, including the services provided in any applicable SOW (the “Services”).
1.3
Statement of Work No. 1 is attached to this Agreement and adopted and incorporated by reference herein.
2.
TERM. Unless otherwise terminated sooner, the term of this Agreement shall commence as of the Effective Date and shall continue for a period of 12 months thereafter (the “Term”); provided, however, that this Agreement shall remain in full force and effect with respect to (a) any Creative Works in accordance with Section 5 and any Confidential Information received or retained by the Consultant in accordance with Section 6, in perpetuity until all Creative Works and Confidential Information are legally within the public domain. Additionally, various other provisions of this Agreement may survive the expiration or termination of this Agreement, as provided for in Section 11 hereof.
3.
FEES AND EXPENSES.
3.1
The total fees for the Services provided by Consultant shall be as set forth in each applicable SOW executed by the Parties hereunder (“Fees”). The Fees are exclusive of any federal, state, or local sales or use taxes, or any other taxes or fees assessed on, or in connection with, any of the Services rendered herein. Consultant shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.
3.2
Unless otherwise specified in the SOW, Consultant is solely responsible for any travel or other costs or expenses incurred by Consultant in connection with the performance of the Services, and in no event shall Paycom reimburse Consultant for any such costs or expenses.
4.
RELATIONSHIP OF THE PARTIES.
4.1
Consultant is an independent contractor of Paycom, and this Agreement shall not be construed to create any association, partnership, joint venture, employee, or agency relationship between Consultant and Paycom for any purpose. Consultant has no authority (and shall not hold itself out as having authority) to bind Paycom, and Consultant shall not make any agreements or representations on Paycom's behalf without Paycom’s prior written consent.
4.2
Without limiting Section 4.1, Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by Paycom to its employees (except in the capacity of a dependent of another Paycom employee, if applicable), and Paycom will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify Paycom against, all such taxes or contributions, including penalties and

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interest. Any persons employed or engaged by Consultant in connection with the performance of the Services shall be Consultant’s employees or contractors, and Consultant shall be fully responsible for them. In addition, Consultant shall defend, indemnify, and hold harmless Paycom against any claims made by or on behalf of any such employee or contractor.
5.
WORK PRODUCT OWNERSHIP. Any copyrightable works, ideas, discoveries, inventions, patents, products, drawings, illustrations, characters, text, layout, designs, ideas, digital files, or any other works or other information (collectively, the “Creative Works”) Consultant develops in whole or in part in connection with this Agreement shall be the exclusive property of Paycom. To the extent any Creative Works qualify as a work made for hire, authorship vests in Paycom. If the work does not qualify as a work made for hire, then Consultant hereby assigns all right, title, and interest to Paycom of any such Creative Works authored by Consultant, in whole or in part, in connection with this Agreement during the Term. Consultant agrees that Consultant has no ownership, rights, title, or interest in the Creative Works, nor will Consultant challenge Paycom’s ownership, rights, title, or interest in the Creative Works and its right to register intellectual property rights, and use or license the Creative Works at its sole discretion. Consultant agrees to execute any documents attesting to this that may be necessary for registering copyright or trademark rights with the U.S. or other governments. Consultant agrees that Consultant does not hold any copyright, trademark or other intellectual property interest in the Creative Works, including any changes, derivations, or substantially similar artwork, designs, or writings related to the Creative Works.
6.
CONFIDENTIALITY. For purposes of this Section 6, any reference to Paycom in its capacity as a Party shall include Paycom’s affiliated entities. “Confidential Information” means any or all information, whether of a business, financial, technical, engineering, economic, or other nature, and regardless of the form in which it is communicated or maintained, relating to a Party (or in regard to Paycom, Paycom’s affiliated entities or Paycom’s clients), including all draft or final documents, term sheets, sketches, technical layouts, data extraction processes, data transfer processes, drawings, raw footage, edited or final videos, marketing materials, branding strategies, reports, analysis, electronic data interchange files, file feeds, naming conventions, user access information, compilations, information security plans, disaster recovery plans, algorithms, business logic, business plans, client lists, information technology structure and hardware, trade secrets and unpublished patent applications, software development tools and documentation, information marked as “Confidential,” “Proprietary,” or similar legend by the disclosing Party when given to the receiving Party and/or information and data provided by the disclosing Party, which under the circumstances surrounding the disclosure should be reasonably deemed confidential or proprietary; Consultant and Paycom acknowledge that in the course of performing under this Agreement or future agreements between the parties, each Party may learn Confidential Information concerning the other Party or third parties to whom the other Party has an obligation of confidentiality. Each Party will restrict the use of all Confidential Information to those purposes necessary for the performance under this Agreement. During the term of this Agreement and thereafter, each Party will safeguard against disclosure of Confidential Information to third parties, using the same degree of care to prevent disclosure as it uses to protect its own information of like importance, but at least reasonable care. Each Party may make only the minimum number of copies of any Confidential Information required to carry out the purpose of this Agreement.

The aforementioned obligations set forth in this section shall not apply with respect to any information that (a) was in the receiving Party's possession or was known to it prior to its receipt from the disclosing Party, (b) is independently developed by the receiving Party without access to or the utilization of Confidential Information of the disclosing Party, (c) is or becomes public knowledge, lawfully, without fault of the receiving Party; or (d) is or becomes available on an unrestricted basis to the receiving Party from a source other than the disclosing Party not under any obligation to keep such information confidential.

Except as otherwise expressly provided herein, upon termination or expiration of this Agreement, each Party will return to the other Party or, to the extent technically feasible, destroy all Confidential Information provided pursuant to this Agreement and all copies, notes, diagrams, and all other material containing any portion of such Confidential Information, unless such Confidential Information is otherwise licensed to such Party by separate written agreement. Upon a Party’s written request, a responsible officer of the other Party will certify in writing that requirements herein have been complied with by such other Party. The Parties’ obligations with respect to Confidential Information will continue during and for so long as the receiving Party retains such Confidential Information. Consultant understands and agrees that this section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement.

7.
REPRESENTATIONS AND WARRANTIES.
7.1
Consultant represents and warrants to Paycom that:

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(a)
Consultant has the right to enter into this Agreement, to grant the rights granted herein, and to perform fully all of Consultant’s obligations in this Agreement and any related SOW;
(b)
Consultant’s entering into this Agreement with Paycom and Consultant’s performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which Consultant is subject;
(c)
Consultant has the required skill, experience, and qualifications to perform the Services, Consultant shall perform the Services in a professional and workmanlike manner in accordance with the best standards for similar services, and Consultant shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
(d)
Consultant shall perform the Services in compliance with all applicable federal, state, and local laws and regulations;
(e)
Paycom will receive good and valid title to any Creative Works or deliverables, free and clear of all encumbrances and liens of any kind;
(f)
unless prior notice is provided to Paycom and unless prior written consent is obtained from Paycom, Consultant shall not use any other person, organization or entity to assist Consultant with Consultant’s provision of the Services, including with the Consultant’s contributions to any Creative Works or deliverables; and all such Creative Works contributed to by Consultant shall be the exclusive creation of Consultant, unless advance written consent is obtained from Paycom; and
(g)
all Creative Works or deliverables are and shall be Consultant’s original work (except for material in the public domain or provided by Paycom) and do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation, or other entity.
7.2
Paycom hereby represents and warrants to Consultant that:
(a)
it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; and
(b)
the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.
8.
INDEMNIFICATION.
8.1
Consultant shall defend, indemnify, and hold harmless Paycom and its affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:
(a)
Consultant’s acts or omissions in connection to this Agreement;
(b)
Consultant’s, or its employees or contractors, negligence, gross negligence, or willful misconduct;
(c)
bodily injury, illness, or death of Consultant, or its employees or contractors; and
(d)
Consultant’s breach of any representation, warranty, or obligation under this Agreement.
9.
AFFIRMATIVE NOTICE OBLIGATION AS TO ACTIVITIES TO BE PERFORMED BY CONSULTANT ON BEHALF OF ANY COMPETITOR. For purposes of this subsection, a “Related Business” is defined as any person, organization or entity (a) that is directly or indirectly engaged in the business of (i) payroll processing, (ii) human capital management software-as-a-service, (iii) background check services; (iv) accounting services or accounting software; (v) human capital management services or (vi) or that considers itself or which may be considered by Paycom as a direct or indirect competitor of Paycom. Consultant agrees that, during the term of this Agreement, at least ten (10) days prior to performing any services to or on behalf of any Related Business(es), whether such

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provision or performance of such service is performed in any capacity including as agent, employee, independent contractor, director, officer or vendor, Consultant agrees to provide Paycom with advance written notice that Consultant intends to provide or perform services to a Related Business. Consultant understands and agrees that this section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement.
10.
TERMINATION.
10.1
Paycom may terminate this Agreement, effective immediately upon written notice to Consultant, if Consultant materially breaches this Agreement. In the event of termination pursuant to this clause, Paycom shall be entitled to reimbursement of the Fees paid to Consultant.
10.2
Paycom may terminate this Agreement, effective immediately upon written notice to Consultant, if Consultant provides any notice to Paycom pursuant to Consultant’s obligations under Section 9 hereof, or if Consultant engages in any of the activities described in Section 9 hereof. In the event of termination pursuant to this clause, Paycom shall be entitled to reimbursement of the Fees paid to Consultant.
10.3
Upon expiration or termination of this Agreement for any reason, or at any other time upon Paycom's written request, Consultant shall within seven (7) days after such expiration, termination or written request:
(a)
deliver to Paycom all deliverables (whether complete or incomplete) and all hardware, software, tools, equipment, or other materials provided for Consultant’s use by Paycom;
(b)
deliver to Paycom all tangible documents and materials (and any copies) containing, reflecting, incorporating, or based on the Confidential Information;
(c)
permanently erase all of the Confidential Information from Consultant’s computer systems; and
(d)
certify in writing to Paycom that Consultant has complied with the requirements of this clause.
11.
SURVIVAL. The terms and conditions of this Section 11 and Section 4, Section 5, Section 6, Section 7, Section 8, Section 12, Section 13, Section 14 and Section 15 shall survive the expiration or termination of this Agreement.
12.
ASSIGNMENT. Consultant shall not assign any rights, or delegate or subcontract any obligations, or delegate any performance, under this Agreement without Paycom’s prior written consent. Any assignment or delegation in violation of the foregoing shall be deemed null and void. Paycom may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.
13.
NONSOLICITATION of PAYCOM’S EMPLOYEES. During the Term and for an additional period of 24 months following termination for any reason, Consultant shall not, directly or indirectly, actively or inactively, solicit the employees or independent contractors of Paycom to become employees or independent contractors of another person or business. Consultant understands and agrees that this section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement.
14.
NONSOLICITATION of PAYCOM’S CUSTOMERS. During the Term of this Agreement and for an additional period of 24 months following termination for any reason, Consultant shall not directly solicit the sale of goods, services or a combination of goods and services from the established customers of Paycom. Consultant understands and agrees that this section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement.

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15.
MISCELLANEOUS.
15.1
Consultant shall not export, directly or indirectly, any technical data acquired from Paycom, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.
15.2
All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the relevant Party at the address set forth on the first page of this Agreement (or to such other address that may be designated by the receiving Party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), or email (with confirmation of receipt by the receiving Party), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving Party has received the Notice; and (b) the Party giving the Notice has complied with the requirements of this Section.
15.3
This Agreement, collectively with (a) any other documents incorporated herein by reference, including any SOW, and (b) Release and Award Cancellation and Acceleration Agreement between Paycom Software, Inc. and Consultant, dated on or about the Effective Date constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter; provided that the Employee Confidentiality, Non-Disparagement, Non-Disclosure, Proprietary Information and Indemnification Agreement signed by Consultant on February 21, 2018 and the Employee Non-Solicitation Agreement, dated February 21, 2018 shall survive and continue in full force and effect in accordance with their respective terms.
15.4
This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by authorized representatives of each Party hereto, and any of the terms thereof may be waived, only by a written document signed by authorized representatives of each Party to this Agreement or, in the case of waiver, by the Party or Parties waiving compliance.
15.5
This Agreement shall be governed by the laws of the State of Oklahoma. With respect to any claim arising out of this Agreement, each Party irrevocably submits to the exclusive jurisdiction and exclusive venue of the courts of the State of Oklahoma, or the United States District Court, located in Oklahoma County, Oklahoma. To the maximum extent permitted by law, each party hereby waives a trial by jury of any dispute between them.
15.6
If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
15.7
Consultant acknowledges and agrees that Paycom’s trademarks, tradenames, service marks, logos, other names and marks, and related product and service names, design marks, and slogans are the sole and exclusive property of Paycom. Consultant is not authorized to and shall not use, nor shall Consultant in any manner cause others to use, any of Paycom’s trademarks, tradenames, service marks, logos, other names and/or marks, and/or related product and service names, design marks, and/or slogans in any advertising, any publicity, any forum, any social media, or in any other manner, without the prior written consent of Paycom. Unless otherwise required by law or regulation, Consultant agrees that neither Consultant nor its then-current representatives (including its then-current members, managers, officers, and/or personnel) shall make any public statements or cause or encourage others to make, or allow to remain available for viewing, any public statement regarding Paycom, its business practices, its officers, its directors, its products, its services, and/or its employees. Consultant acknowledges and agrees that this prohibition extends to statements made to the public generally and/or any grouping of individuals, including but not limited to, the news media, the internet, social media platforms, investors, potential investors, industry associations, industry conferences, industry publications, and/or seminars. Consultant understands and agrees that this section is a material provision of this Agreement and that any breach of this Section shall be a material breach of this Agreement, and that Paycom would be irreparably harmed by violation of this Section. The prohibition on non-private statements contained herein does not apply to internal communications entirely among Consultant’s own personnel relating to Paycom, Paycom’s products, Paycom’s services or Consultant’s experiences with Paycom’s personnel, products or services.

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15.8
This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Paycom Payroll, LLC		Consultant
By:	/s/ Craig E. Boelte	By:	/s/ Holly Faurot
Name:	Craig E. Boelte	Name:	Holly Faurot, individually
Title:	Chief Financial Officer

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Statement of Work No. 1

1.
Consultant shall be available to Paycom on an “as needed” basis to provide Paycom with Consultant’s client success expertise and knowledge, and general business consulting. These services shall include gathering and analyzing data and providing support and training.
2.
For the Services provided for in this Statement of Work No. 1, during the Term of this Agreement, Consultant shall receive compensation of $42,557 per month, payable on or before the 10th day of each month (the “Fee”), in arrears each month.

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